UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: September 4, 2008
 (Date of earliest event reported)

LaserCard Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-06377	77-0176309
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1875 N. Shoreline Boulevard, Mountain View, California 94043
(Addresses of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 969-4428

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Table of Contents

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Signatures

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 4, 2008, the Compensation Committee of Registrant’s Board of Directors recommended to the independent directors and the independent directors approved a bonus plan for fiscal 2009 which covers Registrant’s approximately 20 key management employees, including Registrant’s named executive officers.  The bonus plan for fiscal 2009 provides for target bonuses for the named executive officers as a function of their base salaries for fiscal 2009, which are shown below.  For fiscal 2009, each officer’s bonus could range from zero to 200% of the bonus target:

Robert T. DeVincenzi: bonus target of 60% of base salary of $330,000
Christopher J. Dyball: bonus target of 25% of base salary of $305,000
Steven G. Larson: bonus target of 26% of base salary of $265,000
Stephen Price-Francis: bonus target of 31% of base salary of $192,000

60% of the bonus is formulaic and is a function of Registrant’s pre-tax income, excluding any profit relating to the Registrant’s Slovenian second source manufacturing license, with an income threshold below which no formulaic bonus would be paid and an income amount above which no further formulaic bonus would result.  40% of the bonus is a function of a subjective assessment of the individual’s contribution to Registrant’s income attainment as well as the individual’s performance against his or her performance plan. If the Registrant fails to attain the pre-tax income threshold which would yield a formula bonus, the Board may nonetheless pay a discretionary bonus based in part upon the Registrant’s strategic positioning.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized on the 10th day of September, 2008.

LaserCard Corporation
(Registrant)

By:  /s/ STEVEN G. LARSON
       __________________________________________
       Steven G. Larson
       Vice President, Finance and Chief Financial Officer